kpmg

Deposit Copy : 14 March 2001

Reuters Group PLC

Discretionary Stock Option Plan Rules
Adopted by Board resolution on 5 October 2000 and
amended by the Board on 12 February 2001
[Approved at the Extraordinary General Meeting of
Shareholders 24 April 2001]

The Board of Reuters Group PLC reserves the right up to the time of the Extraordinary General Meeting on 24 April 2001 to make such amendments to the Rules of this Plan as it may consider necessary or desirable, provided that such amendments or additions do not conflict in any material respect with the details of the Plan set out in the circular dated 14 March 2001 to the Shareholders of Reuters Group plc.

THIS DOCUMENT IS AVAILABLE FOR INSPECTION ONLY, AND MAY
NOT BE REMOVED FROM THE OFFICES OF
REUTERS, 85 FLEET STREET, LONDON EC4P 4AJ
OR, AS THE CASE MAY BE, THE OFFICES OF
THE US DEPOSITARY, 60 WALL STREET, NEW YORK 10260

kpmg	Reuters Group PLC Discretionary Stock Option Plan Rules Deposit Copy : 14 March 2001

Contents

1	Definitions	1

2	Grant of Options	8

3	Limitations on Grant	11

4	Exercise of Options	12

5	Trade sales, Reconstructions, Liquidations and Option Exchanges	15

6	Variation of Share Capital	19

7	Manner of Exercise of Options	20

8	Administration and Amendment	23

9	Miscellaneous	25

kpmg	Reuters Group PLC Discretionary Stock Option Plan Rules Deposit Copy : 14 March 2001

1	Definitions

1.1	In these Rules the following words and expressions shall have, where the context so admits, the following meanings:

“Adoption Date”	the date on which the Plan is adopted by resolution of the Board;

“Associated Company”	a company is to be treated as another company’s associated company if at that time one of the two has Control of the other, or both are under the Control of the same person or persons;

“Auditors”	the auditors for the time being of the Company (acting as experts and not as arbitrators);

“Board”	the board of Directors of the Company or a duly constituted committee thereof at which a quorum is present;

“the Company”	Reuters Group PLC or, save for Rules 1, 2, 3 and 8.3, such company as shall be at any time the “Acquiring Company” as defined in Rule 5.5;

“Compromise or Arrangement”	a compromise or arrangement (including a reorganisation of the Company’s share capital by the consolidation of shares of different classes or by the division of shares into shares of different classes or by both of those methods) between the Company and its members or creditors or any class of either which has been approved by not less than 75% in value of the creditors or members (based on the value of the interests as at the last record date) or such class of either who vote on such compromise or arrangement and which has been sanctioned by the Court;

“Control”	in relation to a body corporate the power of a person which is a member of that Body Corporate (“the Body Corporate”) to secure:

(a)	by the holding of shares or the possession of voting power in or in relation to the Body Corporate or any other body corporate; or

kpmg	Reuters Group PLC Discretionary Stock Option Plan Rules Deposit Copy : 14 March 2001

(b)	by virtue of its right to appoint or remove a majority of the board of directors of that Body Corporate; or

(c)	by virtue of any power conferred by the certificate of incorporation, articles of association, bye laws, membership agreement or other document regulating the Body Corporate or any other body corporate that the affairs of the Body Corporate are conducted in accordance with the wishes of that person;

“Date of Grant”	the date on which an Option is granted to an Eligible Employee under the Plan or which is treated as being granted pursuant to Rule 2.6;

“Director”	any person occupying the office of director of the Company, by whatever name called;

“Eligible Employee”	an employee (whether contracted to work full time or part time) of any Participating Company but not including any Director of the Company unless and until this Plan has been approved by the shareholders of the Company in general meeting and not including any non Executive Director;

“Exercise Price”	the amount as determined by the Company which an Option Holder shall pay to acquire a Share on the exercise of an Option being, subject to Rule 2.6 and Rule 6, in the case of an Option to Subscribe not less than the higher of:

(a)	Market Value; and

(b)	the nominal value of a Share on the Date of Grant;

and in the case of an Option to Purchase not less than the Market Value of a Share on the Date of Grant

“Form of Renunciation”	the form of renunciation in the form agreed by the Board or the Plan Committee from time to time;

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“Grantor”	in the case of an Option to Subscribe, the Company and in the case of an Option to Purchase, the Trustee;

“Group”	the Company and its Subsidiaries and the phrase “Group Company” shall be construed accordingly;

“Ill Health or Disability”	the cessation of employment or office by reason of ill health or disability provided the Group Company which employs the relevant individual is satisfied, on production of such evidence as it may reasonably require:

(a)	that that individual has ceased to exercise and, by reason of ill health or disability, is incapable of exercising that office or employment; and

(b)	that that individual is likely to remain so incapable for the foreseeable future and is unlikely to return to employment with the Group.

“Letter of Grant”	the letter or other communication (which may include electronic communication) in the form agreed by the Board or the Plan Committee from time to time;

“Market Value”	on any day, the average closing middle market quotation of a Share as derived from the Daily Official List of the London Stock Exchange plc on the three dealing days which immediately precede that day;

“Model Code”	the Model Code for transactions in securities by Directors issued from time to time by the UK Listing Authority and/or any code of practice adopted by the Board in addition to or replacement of such publication;

“New Option”	an option over shares in the Acquiring Company (as defined in Rule 5.5) granted in consideration of the release of a Subsisting Option and which shall satisfy the following conditions:

(a)	that it is a right to acquire such number of shares in the Acquiring Company as has on the acquisition of the New Option an aggregate Market Value equal to the aggregate Market Value of the Shares subject to the Subsisting Option on its release; and

kpmg	Reuters Group PLC Discretionary Stock Option Plan Rules Deposit Copy : 14 March 2001

(b)	that it has an exercise price per share such that the aggregate price payable on the complete exercise equals the aggregate price which would have been payable on complete exercise of the Subsisting Option;

“Notice of Exercise”	the notice of exercise in the form agreed by the Board or the Plan Committee from time to time;

“Option”	a right to acquire Shares granted or to be granted pursuant to Rules 2.1 or 2.6 and the term “Option” shall be construed to mean either “Option to Purchase” or “Option to Subscribe” or both as the context requires;

“Option Certificate”	the option certificate in the form agreed by the Board or the Plan Committee from time to time;

“Option Holder”	an Eligible Employee who has been granted and remains entitled to a Subsisting Option or (where the context admits) his legal personal representative(s) or transferee;

“Option to Purchase”	an Option to acquire Shares granted by the Trustee with the intention that it be satisfied by the transfer of Shares by or at the direction of the Trustee;

“Option to Subscribe”	an Option to acquire Shares granted by the Company, with the intention that it be satisfied by the issue of new Shares by the Company;

“Other Plan”	any plan (other than this Plan and Plan 2000 and its sub-plans adopted on 21 April 1998) which provides for the subscription of Shares by or on behalf of employees of a Group Company;

“Participating Companies”	the Company and any other Group Company wherever incorporated except for those Group Companies which are designated from time to time by the Plan Committee as non Participating Companies for the purposes of the Plan;

“Performance Condition”	any condition imposed by the Plan Committee in its discretion pursuant to Rule 2.3.2 whereby an Option is granted on the basis that it may not be exercised in whole or in part until and to the extent that the condition has been satisfied;

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“Plan”	this Plan constituted and governed by the Rules with and subject to any amendments thereto properly effected;

“Plan Committee”	the Board or a duly authorised committee appointed by the Board to oversee the operation of this Plan, provided that in the case of options granted or to be granted to executive Directors, this committee shall be the Remuneration Committee;

“Redundancy”	the cessation of office or employment by reason of:

(a)	the cessation or intended cessation by an employing company of the business in which the relevant individual was employed; or

(b)	the cessation or reduction in the requirements of an employing company for employees to carry out work of a particular kind (including carrying out work in a particular location)

“Remuneration Committee”	the Board or a duly constituted committee of the Board delegated with the authority to consider the remuneration of Directors and senior employees of the Group in accordance with any prevailing code of practice operated by the Company;

“Retirement”	the cessation of employment or office by reason of retirement at normal retirement age or at such other age as may be agreed by the Group Company which employs the relevant individual provided that a cessation of employment or office at an age less than 50 years shall not for the purposes of this Plan be or be considered to be Retirement;

“Rules”	the rules of this Plan as amended from time to time and “Rule” shall be construed accordingly;

“Share”	an Ordinary Share in the capital of the Company which is, was or will be fully paid on issue;

“Subsidiary”	a company which is under the Control of another company;

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“Subsisting Option”	an Option which has been granted and which has not been surrendered, renounced, or exercised in full nor otherwise lapsed;

“Trust”	any employee share ownership trust which has been or may be established from time to time by the Company or any other Group Company to operate in conjunction with this Plan;

“Trustees”	the trustee or trustees for the time being of the Trust;

“UK Listing Authority”	the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part IV of the Financial Services Act 1986 and in the exercise of its functions in respect of admission to the Official List.

“Vesting”	an Option becoming, subject to Rule 4, capable of exercise in accordance with the Vesting Schedule specified in its Option Certificate and, the Performance Condition (if any) having been satisfied and the expression “Vest and “Vested” shall have a corresponding meaning;

1.2	In these Rules, except insofar as the context otherwise requires:

(i)	words denoting the singular shall include the plural and vice versa;

(ii)	words importing a gender shall include every gender and references to a person shall include bodies corporate and unincorporated and vice versa;

(iii)	reference to any enactment shall be construed as a reference to that enactment as from time to time amended, modified, extended or re-enacted and shall include any orders, regulations, instruments or other sub-ordinate legislation made under the relevant enactment; and

(iv)	headings and captions are provided for reference only and shall not be considered as part of the Plan.

kpmg	Reuters Group PLC Discretionary Stock Option Plan Rules Deposit Copy : 14 March 2001

2	Grant of Options

2.1	The Plan Committee may in its absolute discretion select any number of individuals who shall at the intended Date of Grant be Eligible Employees and recommend the grant of Options to them.

2.2	Options may be granted at any time when it is permitted to do so in accordance with the Model Code. Options shall not be granted later than the tenth anniversary of the Adoption Date.

2.3.1	The exercise of any Option shall be made subject to a Vesting Schedule as determined by the Plan Committee prior to the Date of Grant and specified on or in a schedule referred to in the Option Certificate relating to that Option.

2.3.2	(a)	The exercise of an Option granted pursuant to Rule 2.1 may also be made subject to the satisfaction of a Performance Condition determined by the Plan Committee prior to the Date of Grant.

(b)	Any such Performance Condition must be based on objective conditions and shall be:

(i)	set out in full in the Option Certificate or in a schedule referred to in the Option Certificate;

(ii)	such that rights to exercise an Option after the fulfilment or attainment of such objective conditions shall not be dependent upon the further discretion of any person; and

(iii)	not capable of amendment or waiver unless events happen which cause the Plan Committee to consider that the Performance Condition has ceased to be appropriate whereupon the Plan Committee may at any time amend, relax or waive the Performance Condition provided that in the reasonable opinion of the Plan Committee the varied Performance Condition is materially no more difficult to satisfy than when originally imposed or last amended as the case may be.

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(c)	For the avoidance of any doubt the Plan Committee when granting an Option shall have complete discretion on whether or not to impose a Performance Condition.

2.4	To the extent that it is, or becomes lawful to do so, an Option may be granted subject to a condition (including a requirement that an Option Holder enter into an irrevocable election in a form agreed by the Inland Revenue with the relevant Group Company) that any liability of a Group Company to pay employer social security contributions or secondary National Insurance contributions in respect of the exercise of that Option shall be a liability of the relevant Option Holder and payable by or recoverable from that Option Holder in accordance with Rule 7.6.

2.5	Any Option may be renounced in whole or in part by the Option Holder by completing and returning the appropriate Form of Renunciation together with the Option Certificate to the Company within 90 days of the Date of Grant in which case the Option shall for all purposes be taken never to have been granted.

2.6	Where the circumstances noted in Rule 5.5 apply, New Options may be granted in consideration for the release of Subsisting Options granted under the Plan. Such New Options are deemed to be equivalent to the old Options and to have been granted within the terms of this Plan.

2.7	Subject to the proviso to this Rule 2.7 no Option may be transferred, assigned or charged and any purported transfer, assignment or charge shall be void ab initio Each Option Certificate shall carry a statement to this effect. For the avoidance of doubt, this Rule 2.7 shall not prevent the Option of a deceased Option Holder being exercised by personal representative(s) within the terms of these Rules. Provided that the Trustee and the Plan Committee may agree that a particular Option is capable of being transferred and, in giving any such agreement, the Trustee and the Plan Committee may also specify the person or category of persons to whom the Option Holder may transfer the Option and the terms on which it is capable of being transferred, including terms to ensure that any transferee of the Option agrees to be bound by the terms of these Rules and terms to prohibit any further transfer by that transferee of the Options in question.

kpmg	Reuters Group PLC Discretionary Stock Option Plan Rules Deposit Copy : 14 March 2001

2.8	Options shall be granted to Eligible Employees by deed. A Letter of Grant and an Option Certificate evidencing the grant shall be despatched as soon as practicable after the Date of Grant to each Participant. The Option Certificate and the Letter of Grant shall specify the Grantor, the Date of Grant, the number of Shares subject to the Option, the Exercise Price and the Vesting Schedule (if any).

2.9	Options may be granted by the Trustee only with the prior approval of the Company. Options to Subscribe shall not be granted and/or the satisfaction of Options to Purchase by the issue of new Shares in accordance with Rule 7.2 shall not take place unless and until this Plan has been approved by the shareholders of the Company in general meeting.

2.10	Notwithstanding anything to the contrary herein expressly or impliedly contained no Option shall be granted to a person who is a Director unless and until the shareholders of the Company in general meeting have approved and/or ratified the Plan.

kpmg	Reuters Group PLC Discretionary Stock Option Plan Rules Deposit Copy : 14 March 2001

3	Limitations on Grant

3.1	Subject to Rule 2.9, Options may be granted pursuant to Rule 2 above provided that such grant does not result in the aggregate of:

3.1.1	the number of Shares which would remain issuable on the exercise of Subsisting Options to Subscribe granted within the preceding ten years;

3.1.2	the number of Shares which have been issued pursuant to the exercise of Options to Subscribe granted within the preceding ten years; and

3.1.3	the number of Shares which have been issued or which remain issuable pursuant to rights granted under any Other Plan within the preceding ten years, exceeding 10% of the Shares in issue on the working day immediately preceding the Date of Grant.

3.2	To the extent that the Company has procured pursuant to Rule 7.3 that the Trustee transfers Shares to satisfy an Option to Subscribe such Option shall not be treated as an Option to Subscribe for the purposes of this Rule 3.

3.3	The aggregate number of Shares held at any one time in Trusts shall not in aggregate exceed 10% of the Company’s issued share capital at that time.

kpmg	Reuters Group PLC Discretionary Stock Option Plan Rules Deposit Copy : 14 March 2001

4	Exercise of Options

4.1	Subject to each of the succeeding sections of this Rule 4, Rule 5 and Rule 7 below a Subsisting Option may be exercised in whole or in part by the Option Holder or, if deceased, by his personal representatives in whole or in part on or after Vesting

4.2	A Subsisting Option which has not yet Vested in accordance with its normal Vesting requirements or such part thereof as shall not have so Vested shall:

4.2.1	Vest in full immediately on the Option Holder ceasing to be a Director or employee of any Group Company (so as to hold no office or employment with any Group Company) as a result of death, Ill health or Disability, or Redundancy;

4.2.2	not become capable of Vesting or further Vesting (as the case may be) in the event of the cessation of the Option Holder’s office or employment with any Group Company for any reason other than those specified in Rule 4.2.1 above unless the Plan Committee shall, prior to such cessation otherwise determine and in making such determination the Plan Committee shall specify whether the whole or part of the Option which had not Vested prior to such cessation shall Vest.

4.3	An Option which has not Vested in accordance with its normal Vesting requirements or Rule 4.2 above or such part thereof as shall not have so Vested shall lapse on the earliest of the following dates:

4.3.1	the surrender of the Option by the Option Holder;

4.3.2	the date prior to Vesting on which the Option Holder ceases to be a Director or employee of any Group Company (so as to hold no office or employment with any Group Company) unless

(a)	Rule 4.2.1 applies; or

(b)	the Plan Committee has exercised its discretion under Rule 4.2.2 above, provided that if the Plan Committee has specified that an Option shall Vest in part only then the balance of the Option shall lapse on the date of cessation of office or employment.

kpmg	Reuters Group PLC Discretionary Stock Option Plan Rules Deposit Copy : 14 March 2001

4.3.3	on the date (if any) specified in the Performance Condition relating to that Option as being the lapse date in the event that the Performance Condition had not been achieved (or, as the case may be, achieved in part) by that stated lapse date; and

4.3.4	the date of lapse determined in accordance with Rule 5.

4.4	A Vested Subsisting Option or such part thereof as shall have Vested shall lapse on the earliest of the following:

4.4.1	the tenth anniversary of the Date of Grant or such earlier date specified at the Date of Grant;

4.4.2	the surrender of that Option by the Option Holder;

4.4.3	the first anniversary of the Option Holder’s death or twelve months following the cessation of office or employment due to Ill health, Disability, Retirement, Redundancy or in circumstances where the Plan Committee has made a Rule 4.2.2 determination in respect of that Option;

4.4.4	the day falling six months after the date of cessation of the Option Holder’s office or employment with any Group Company (so as to hold no office or employment with any Group Company) for any reason other than those mentioned in Rule 4.4.3 or 4.4.5.

4.4.5	on the date that an Option Holder ceases to be a Director and/or employee of any Group Company (so as to hold no office or employment with any Group Company) as a result of being dismissed for cause. For the purposes of this Plan a statement by the Plan Committee that an Option Holder has been dismissed for cause (including dishonesty or gross misconduct) shall be conclusive;

4.4.6	on the date on which an Option Holder, being a former officer or employee of a Group Company who holds a Subsisting Option, is notified that the Plan Committee considers he has committed an act of post employment misconduct. Post employment misconduct includes;

(a)	any unauthorised use or disclosure of confidential information or trade secrets of the Company or any Group Company acquired whilst that Option Holder was employed by a Group Company;

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(b)	any other misconduct which is deemed by the Plan Committee to be intentional misconduct adversely affecting the business or affairs of the Company or any Group Company; or

(c)	any breach of a covenant not to compete with or take up employment with a company in material competition with the Company or any Group Company which that Option Holder entered into before or at the time of his cessation of office or employment with a Group Company.

For the purposes of this Rule 4.4.6 a statement by the Plan Committee that an Option Holder has committed an act of post employment misconduct shall be conclusive; and

4.4.7	the date of lapse determined in accordance with Rule 5.

4.5	For the avoidance of any doubt an Option shall, at the latest, lapse on the date specified at the Date of Grant to be the latest lapse date of that Option;

kpmg	Reuters Group PLC Discretionary Stock Option Plan Rules Deposit Copy : 14 March 2001

5	Trade sales, Reconstructions, Liquidations and Option Exchanges

5.1	If any person obtains Control of the Company as a result of making:

(a)	an offer (whether a general offer or not) to acquire the whole of the issued share capital of the Company (other than that which is already owned by him) which is unconditional or which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

(b)	an offer (whether a general offer or not) to acquire all the shares (other than shares which are already owned by him) in the Company which are of the same class as Shares subject to a Subsisting Option then, subject to Rule 5.4, the Board shall notify all Option Holders as soon as is practicable of the offer in accordance with Rule 8.5. All Subsisting Options whether Vested or not may be exercised, from 21 days after the date of the receipt of that notification up to the expiry of a period ending six months from the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied. To the extent that any Subsisting Option is unexercised or has not been exchanged for a New Option in accordance with Rule 5.4 at the end of such period, it shall thereupon lapse.

5.2	If a Compromise or Arrangement in relation to the Company takes place then, subject to Rule 5.4 all Subsisting Options whether Vested or not may be exercised from 21 days after the date of Court sanction up to the expiry of a period of six months of that date. To the extent that any Subsisting Option remains unexercised or has not been exchanged for a New Option in accordance with Rule 5.4 at the end of such period it shall thereupon lapse.

5.3	If any person becomes bound or entitled to acquire Shares in the Company under sections 428 to 430 of the Companies Act 1985 (the period during which the person remains so bound or entitled being referred to as the “Relevant Period”) then, subject to Rule 5.4, all Subsisting Options whether Vested or not may be exercised from 21 days after the beginning of the Relevant Period up to the expiry of the Relevant Period and to the extent that any Subsisting Option is unexercised or has not been exchanged for a New Option in accordance with Rule 5.4 at the end of the Relevant Period, it shall thereupon lapse.

kpmg	Reuters Group PLC Discretionary Stock Option Plan Rules Deposit Copy : 14 March 2001

5.4	Notwithstanding Rules 5.1, 5.2 and 5.3 if, following an event specified in Rules 5.1, 5.2 or a circumstance specified in Rule 5.3 (“the Relevant Event” being; the date of the offer, the date the Court sanction the Compromise or Arrangement or the first day of the Relevant Period respectively) the Board procures that all Subsisting Options can be exchanged pursuant to Rule 5.5 the Board may, in its discretion, determine by written resolution that:

5.4.1	Subsisting Options do not become exercisable as a result of the Relevant Event and any Subsisting Option which is already exercisable ceases to be exercisable as from the Relevant Event; and

5.4.2	that all Subsisting Options shall be released in consideration of the Grant of a New Option in accordance with Rules 5.5 and 5.6.

Provided that if the company which is the Acquiring Company in respect of the Relevant Event fails to grant or to make a binding contractual commitment to grant the New Options pursuant to Rule 5.5 within 40 days of the Relevant Event such resolution of the Board will cease to be effective and all Subsisting Options will be exercisable pursuant to Rule 5.1, 5.2 or 5.3 (as the case may be).

5.5	If, as a result of the events specified in Rules 5.1 or 5.2 the Board has required the release of a Subsisting Option in consideration of the grant of a New Option or a company has obtained Control of the Company, or if a person has become bound or entitled as mentioned in Rule 5.3, the Option Holder may, and in the case of a Board resolution under Rule 5.4 shall, if that other company (“the Acquiring Company”) so agrees, release any Subsisting Option he holds in consideration of the grant of a New Option by the Acquiring Company, and the following shall apply:

5.5.1	a New Option shall be evidenced by an Option Certificate which shall import the relevant provisions of these Rules;

5.5.2	a New Option shall, for all other purposes of this Plan, be treated as having been acquired at the same time as the corresponding released Option.

5.6	For the purpose of any application of the provisions of this Plan following a release of a Subsisting Option and the grant of a New Option:

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5.6.1	in the case of a release of a Subsisting Option and the grant of a New Option in circumstances where the Board has not made a determination in accordance with Rule 5.4, Rules 1, 4.3 and 5 to 9 (inclusive) shall apply and be deemed always to have applied to the New Option;

5.6.2	in the case of a release of a Subsisting Option and the grant of a new Option in circumstances where the Board has made a determination under Rule 5.4, all the Rules of this Plan shall apply mutatis mutandis to such New Option subject only to such amendments as the Board shall consider are necessary or appropriate to reflect the change in identity of the company over whose shares the New Options subsist or similar consequential changes. For the avoidance of doubt, following a determination under Rule 5.4, an Option Holder’s New Option shall have the same Vested or unVested status immediately following the release and new grant as the corresponding Options released by that Option Holder and any determination made by the Board to accelerate Vesting in accordance with Rules 5.1, 5.2 or 5.3 shall be deemed not to have been made.

5.7	If notice is duly given of a general meeting at which a resolution will be proposed for the voluntary winding-up of the Company, a Subsisting Option shall whether or not previously Vested be exercisable in whole or in part (but so that any exercise hereunder shall be conditional upon such resolution being passed) at any time thereafter until the resolution is duly passed or defeated or the general meeting is concluded or adjourned, whichever shall first occur. Immediately after any such resolution is passed any Subsisting Options shall, to the extent that they are unexercised, thereupon lapse.

5.8	If notice is duly given of a general meeting at which a resolution will be proposed whereby:

5.8.1	the class of shares for the time being constituting Shares will be altered; or

5.8.2	the rights attaching to shares which for the time being constitute Shares will be altered such that shares will cease to be Shares.

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Subsisting Options may at the discretion of the Board be exercisable and the Board in its discretion may specify whether this provision shall apply to Subsisting Options which are at the date of such notice Vested and unVested or to Vested Options only (but so that any exercise hereunder shall be conditional upon such resolution being passed) at any time thereafter until such resolution is duly passed or defeated or the general meeting concluded or adjourned, whichever shall first occur. Immediately after any such resolution is passed all Subsisting Options (whether or not the Option was exercisable prior to the passing of such resolution) shall, to the extent that they are unexercised, thereupon lapse unless the Board shall have resolved to the contrary prior to the date of such resolution.

5.9	For the purpose of this Rule 5 other than Rule 5.5 a person shall be deemed to have obtained Control of a company if he and others acting in concert with him have together obtained Control of it.

5.10	The exercise of an Option pursuant to the preceding provisions of this Rule 5 shall be subject to the provisions of Rule 7 below.

5.11	A New Option shall not be exercisable by virtue of the event on which it was granted.

5.12	For the purposes of exercising any discretions conferred upon the Board under this Rule 5, any member of the Board who is an Option Holder shall not be entitled to vote, and such discretions may only be exercised by members of the Board who are not Option Holders and, in the absence of a question or in the case of a tie, the Chairman of the Company’s Remuneration Committee shall have a casting vote.

kpmg	Reuters Group PLC Discretionary Stock Option Plan Rules Deposit Copy : 14 March 2001

6	Variation of Share Capital

6.1	In the event of any variation of the share capital of the Company, including, but without prejudice to the generality of the preceding words, any demerger (whether qualifying or not), capitalisation or rights issue or any consolidation, sub-division or reduction of capital the number of Shares subject to any Subsisting Option and the Exercise Price may be adjusted (including retrospective adjustments) by the Board provided that the Exercise Price for a Share subject to an Option to Subscribe shall not be reduced below its nominal value unless the Board gives an undertaking that upon exercise of such Options arrangements will be made for the capitalisation (in accordance with the Company’s Articles of Association) of undistributed profits or reserves of the Company of an amount equal to the difference on any such exercise between the aggregate Exercise Price and the aggregate nominal value of the Shares to be issued upon such exercise.

6.2	Such adjustment shall be deemed to be effective, from the record date at which the respective variation applied to other shares of the same class as the Shares. Any Options exercised within that period shall be treated as exercised with the benefit of the variation.

6.3	The Grantor shall take such steps as it considers necessary to notify Option Holders of any adjustment made under Rule 6.1 and to call in, cancel, endorse, issue or reissue any Option Certificate consequent upon such adjustment.

kpmg	Reuters Group PLC Discretionary Stock Option Plan Rules Deposit Copy : 14 March 2001

7	Manner of Exercise of Options

7.1	An Option shall be exercised in whole or in part by the Option Holder or, as the case may be, his personal representatives giving notice in writing to the Company or its agent by the Notice of Exercise accompanied by the appropriate payment and the relevant Option Certificate and shall be effective on the date of the receipt of the appropriate payment and paperwork by the Company or its agent.

7.2	Subject to Rule 7.6 where an Option to Purchase is exercised the Shares subject thereto shall be transferred to or as directed by the Option Holder within 30 days of the date of exercise (or, if such transfer in such period would be prohibited by the Model Code, at the earliest practicable time after such prohibition is lifted) and the Trustee shall arrange for the delivery of a definitive share certificate or other evidence of title in respect thereof. Subject to Rule 2.9 on the exercise of an Option to Purchase, the Trustees may procure that the Company issues sufficient Shares to or as directed by the Option Holder as provided for in Rule 7.3.

7.3	Subject to Rule 7.6 on the exercise of an Option to Subscribe, the number of Shares specified in the Notice of Exercise given in accordance with Rule 7.1 shall be allotted and issued credited as fully paid to or as directed by the Option Holder within 30 days of the date of exercise (or, if such allotment in such period would be prohibited by the Model Code at the earliest practicable time after such prohibition is lifted) and the Company shall arrange for the delivery of a definitive share certificate or other evidence of title in respect thereof. On the exercise of an Option to Subscribe the Company may procure the transfer of sufficient Shares from the Trustee or another shareholder in the Company (in lieu of the issue of Shares by the Company) to or as directed by the Option Holder to satisfy the Option in full provided that such transfer must take place within 30 days of the date of exercise (or, if such transfer in such period would be prohibited as aforesaid, at the earliest practicable time after such prohibition is lifted) and the Company shall arrange for the delivery of a definitive share certificate or other evidence of title in respect thereof.

7.4	Save for any rights determined by reference to a record date preceding the date of allotment or transfer, such Shares shall rank pari passu with the other shares of the same class as Shares then in issue.

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7.5	The Company shall apply for Shares in respect of which an Option has been exercised to be admitted to listing, if they are not so admitted already.

7.6	If, in respect of any Option Holder, any Group Company or third party shall be:

(a)	required by the law of any jurisdiction to deduct or withhold any amounts in respect of tax and/or social security and/or employees’ National Insurance contributions in respect of or on account of that Option Holder’s liability for the same by reason of the Options granted to him, (whether any such requirement arises at the Date of Grant of the Options or at the date of exercise of the Option or at some other date); or

(b)	if the Option Holder shall be liable personally to account for tax and/or social security and/or employees’ National Insurance contributions in respect thereof; and/or

(c)	if it shall be or become lawful for the liability of an Option Holder’s employing company in respect of employer’s social security or secondary national insurance contributions arising as a result of the exercise of his Option to be met or refunded in whole or in part by that Option holder;

then in any such case as specified by the Option Holder either:

7.6.1	the Option Holder shall grant to the Company the irrevocable authority, as agent of the Option Holder and on his behalf, to sell and/or retain and sell subsequently and/or procure the sale of such number of Shares subject to the Option as is sufficient to realise net proceeds sufficient to enable the relevant Group Company or third party (as the case may be) to account for such amount of tax and/or social security and/or employees’ National Insurance contributions including where it is lawful, the relevant Group Company’s liability for the same arising as a result of the exercise of that Option and, in the case of a sale, the Shares issued or transferred to the Option Holder upon exercise of an Option shall be reduced by the number of such Shares as have been sold or retained as mentioned above; or

7.6.2	the Option Holder shall pay to the Company in pounds sterling or in such other currency as may be required by the Company, (whether by cheque or by banker’s draft) the amount necessary to satisfy such liabilities.

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7.7	For the avoidance of doubt:

7.7.1	where in relation to Rule 7.6 the Option Holder opts in accordance with Rule 7.6.1 the Company shall account to the relevant Group Company or third party (as the case may be) with the net proceeds of sale for the Shares in order to enable the tax and/or social security and/or National Insurance liabilities to be settled and if, following such sale, there shall be any balance of the proceeds of sale not required to meet such liabilities, such balance shall be paid by the Company to the Option Holder for his own use and benefit absolutely;

7.7.2	if the Option Holder on exercise fails to specify either Rule 7.6.1 or Rule 7.6.2 or, if having specified Rule 7.6.2 he fails to make the required payment within 15 days of the date of that exercise, he shall be deemed for all purposes to have given an irrevocable authority within Rule 7.6.1.

7.8	If an Option Holder exercises an Option the Trustee or the Company may in lieu of transferring or allotting Shares in accordance with Rule 7.2 or 7.3:

7.8.1	allot or transfer such number of Shares as could, subject to Rule 7.6, be acquired at Market Value on the relevant date of exercise with an amount of cash equal to the difference between the Market Value of a Share on the date of exercise and the Exercise Price under the Option multiplied by the number of Shares over which that Option has been exercised provided that this Rule shall in normal circumstances only be applied to facilitate the operation of the Plan in jurisdictions where by reason of exchange control or similar restrictions or regulations it is not permitted or is not practicable for an Option Holder to transfer funds outside that jurisdiction;

7.8.2	make other arrangements, including arrangements with a third party broker, to facilitate cashless exercises.

Provided that if an allotment, transfer of Shares or cashless exercise arrangement is made to or implemented for an Option Holder pursuant to this Rule 7.8, such Option Holder shall have no further rights in respect of the Shares subject to that Option.

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8	Administration and Amendment

8.1	The Plan shall be administered by the Board whose decision shall be final.

8.2	Option Holders shall not be entitled to:

8.2.1	receive copies of accounts, circulars or notices sent to holders of Shares;

8.2.2	exercise voting rights; or

8.2.3	receive dividends, in respect of Shares which have not been issued or transferred to such Option Holders on the exercise of Options in accordance with these Rules.

8.3	The Board may from time to time amend these Rules provided that:

8.3.1	no amendment shall be effective which would materially prejudice the interests of Option Holders in relation to Options already granted to them unless such prior consent or sanction of Option Holders is obtained as would be required under the provisions for the alteration of class rights contained in the Articles of Association of the Company for the time being if the Shares to be allotted or transferred on the exercise of the Options constituted a separate but single class of shares and such Shares were entitled to such right;

8.3.2	after the Plan has been approved by the Company in general meeting, the provisions relating to:

(a)	Option Holders;

(b)	limitations in Rule 3 on the number of Shares subject to the Plan;

(c)	the basis for determining an Option Holder’s entitlement under the Plan, the terms of such entitlement and the provisions for the adjustment of the same under the terms of Rule 6;

(d)	limitations in Rules 2.9 and 2.10,

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cannot be altered to the material advantage of Option Holders without the prior approval of the Company in general meeting (except for minor amendments to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favourable tax, exchange control or regulatory treatment for Option Holders, or for Participating Companies);

8.4	The Board may, subject to Rules 8.3.1 and 8.3.2 create sub-plans to this Plan in which it may make such amendments to the Rules as it considers necessary or desirable to operate the Plan in any jurisdictions in which Eligible Employees are situated and may implement such sub-plans in the form of schedules to the Plan applicable to the specified jurisdiction.

8.5	The cost of establishing and operating the Plan shall be borne by the Group Companies which employ the Option Holders in such proportions as the Board shall determine.

8.6	Any notice or other communication under or in connection with the Plan may be given by the Grantor either personally or by post or fax or e-mail or intranet, and to the Grantor either personally or by post or fax or e-mail to the Secretary of the Grantor; items sent by post shall be pre-paid and shall in the case of notices or communications to the Grantor be treated as received on the day actually received by the Grantor and in the case of notices from the Grantor shall be deemed to have been received 48 hours after posting.

8.7	The Board may exercise its discretion where it considers that it is necessary or desirable to do so, to provide that such Eligible Employees so designated by the Board shall receive awards which entitle them to receive a cash payment instead of Shares. Such awards will be granted on substantially the same terms as Options (save that there shall be no entitlement to receive Shares) subject to such modifications as considered appropriate by the Plan Committee.

8.8	The Board may determine at any time that no further Options be granted and may from time to time modify or at any time suspend or terminate the Plan (but without prejudice to Options already granted).

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9	Miscellaneous

9.1	The rights and obligations of any individual under the terms of his office or employment with any Group Company shall not, except as specifically provided under the Plan, be affected by his participation in the Plan or any right which he may have to participate therein, and an individual who participates therein shall waive any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any Option under the Plan as a result of such termination.

9.2	The existence of Options shall not affect in any way the right or power of the Company or its shareholders to make or authorise any or all adjustments, recapitalisation, reorganisations, reductions of capital, purchase or redemption of its own shares or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

9.3	Neither the grant of an Option nor any benefit which may accrue to an Option Holder on the exercise thereof shall form part of that Option Holder’s pensionable remuneration for the purposes of any pension scheme or similar arrangement which may be operated by any Group Company.